                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE LINCOLN ELECTRIC COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              FREDERICK G. STUEBER
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                           [LINCOLN ELECTRIC LOGO]


Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders, which will be held on May 28, 1996 at 4:00 p.m. at the Cleveland Renaissance Hotel, 24 Public Square, Cleveland, Ohio 44113. A map showing the location of the hotel is on the back cover. The meeting will convene in the Ambassador Room.

     The Notice of and the Proxy Statement for the Annual Meeting are enclosed. Holders of Common Shares and Class B Common Shares will find enclosed a proxy card and an envelope in which to return it. If you cannot attend, or if you plan to be present but want the proxy holders to vote your shares, please sign, date and return the card at your earliest convenience.

     This is the first Annual Meeting to which we welcome our new shareholders, holders of the Class A Common Shares issued and sold in 1995. Although such shares vote only on certain matters specified in the charter, none of which arise this year, we encourage you to attend the meeting and to review the enclosed information.

     Participants in the Company's Employee Stock Ownership Plan and the Employee Savings Plan are also encouraged to return the voting instruction cards applicable to such Plans, which are also enclosed.

     Emma S. Lincoln, who has served the Company as a Director since 1989, is not standing for reelection this year. It is the intention of the Board of Directors to elect Mrs. Lincoln to the position of Director Emeritus in May. All of us thank Mrs. Lincoln for her service to the Company and her commitment to its mission.

     Lincoln Electric has held its shareholder meetings as dinner meetings in the past. In the interest of economy, we have decided that the dinner format will not be followed this year. Therefore, no admission tickets to the meeting are necessary. The meeting is expected to conclude no later than 5:30 p.m. We look forward to seeing you.

                                            Sincerely,

                                            DONALD F. HASTINGS
                                            Chairman and Chief Executive Officer
                                            The Lincoln Electric Company

April 29, 1996

                           [LINCOLN ELECTRIC LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                TO SHAREHOLDERS OF THE LINCOLN ELECTRIC COMPANY

Notice is hereby given that the Annual Meeting of Shareholders of The Lincoln Electric Company will be held at the Cleveland Renaissance Hotel, 24 Public Square, Cleveland, Ohio 44113 on Tuesday, May 28, 1996 at 4:00 p.m. The principal business of the meeting will be:

          (a) To elect four directors, each to serve for a term of three years and until his successor shall have been elected and qualified.

          (b) To ratify and approve the selection of Ernst & Young LLP as independent auditors of the Company for the year 1996; and

          (c) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 19, 1996 as the record date for the determination of those holders of Common Shares and Class B Common Shares entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                            FREDERICK G. STUEBER
                                            Senior Vice President, General
                                            Counsel and Secretary

                                            The Lincoln Electric Company
                                            22801 St. Clair Avenue
                                            Cleveland, Ohio 44117-1199

April 29, 1996

               IMPORTANT - THE PROXY FOR HOLDERS OF COMMON SHARES
                     AND CLASS B COMMON SHARES IS ENCLOSED

 PLEASE SIGN, DATE AND RETURN YOUR ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

                          THE LINCOLN ELECTRIC COMPANY
                             22801 St. Clair Avenue
                           Cleveland, Ohio 44117-1199
                                 (216) 481-8100

                          ---------------------------

                                PROXY STATEMENT

                           -------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors of The Lincoln Electric Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on May 28, 1996. This Proxy Statement and the related form of proxy are being first sent to shareholders on or about the date of this statement.

     If the enclosed proxy card is signed and returned, the shares represented by it will be voted as indicated thereon. A shareholder, without affecting any vote previously taken, may revoke his proxy by the execution and delivery to the Company of a later proxy with respect to the same shares, or by giving notice to the Company in writing before or at the open meeting. The presence at the Annual Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

     At the close of business on April 19, 1996, the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, the Company had outstanding and entitled to vote 10,526,408 Common Shares and 487,117 Class B Common Shares. Each Common Share and Class B Common Share is entitled to one vote on each matter brought before the meeting. The Company also had 13,880,171 Class A Common Shares outstanding on the record date. Pursuant to the terms of the Class A Common Shares, holders thereof do not participate in the election of directors and are not entitled to vote on the other matter proposed for action at the Annual Meeting.

     In addition to the solicitation of proxies by the use of the mails, the Company may solicit the return of proxies in person and by telephone and telecopy. Brokerage houses, banks and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. The cost of the solicitation of proxies will be borne by the Company.

     At the Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Ohio law and the Company's Restated Articles of Incorporation (the "Articles") and Code of Regulations (the "Regulations"), properly signed proxies that are marked "abstain" or are held in "street name" by brokers and not voted on one or more of the items before the meeting (if otherwise voted on at least one item) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Votes withheld in respect of the election of Directors will not be counted in determining the election of Directors. Abstentions and broker non-votes in respect of Item 2 will have the same effect as votes against such item.

                             ELECTION OF DIRECTORS
                             ---------------------
                                   Item No. 1

     The Company's Regulations provide for three classes of Directors whose terms expire in different years. The class of Directors to be elected in 1996, who will hold their positions for a term of three years and until the election of their successors, has been fixed at four. Unless otherwise directed, proxies in the accompanying form will be voted in favor of electing to that class: Harry Carlson, David H. Gunning, Edward E. Hood, Jr. and Paul E. Lego, all of whom have been previously elected as Directors by the shareholders. If any of the Director nominees should become unavailable, it is intended that the proxies will be voted as the Board of Directors shall determine. The Company has no reason to believe that any of the Director nominees will be unavailable. Ohio's General Corporation Law provides that, a quorum being present, the four Director nominees receiving the greatest number of votes will be elected as Directors of the Company.

     The following table sets forth information concerning the Director nominees and the Directors whose terms of office will continue after the meeting:

- ---------------------------------------------------------------------------------------------
      NOMINEES FOR TERMS ENDING IN 1999                      CURRENT OCCUPATION
- ---------------------------------------------------------------------------------------------
Harry Carlson                                   Former Vice Chairman of the Company
  Director since 1973
  Member -- Finance Committee and
            Audit Committee

Age -- 61

Mr. Carlson retired on June 30, 1995. Prior to that time, he served as Vice Chairman of the
Company.

- ---------------------------------------------------------------------------------------------

David H. Gunning                                Chairman, President and Chief Executive
  Director since 1987                           Officer of Capitol American Financial Corp.
  Member -- Compensation Committee and          (insurance company)
            Finance Committee

Age -- 53

Mr. Gunning was elected Chairman, President and Chief Executive Officer of Capitol American
Financial Corp. in 1993. Prior to that time, he was a partner in the law firm of Jones,
Day, Reavis & Pogue.

- ---------------------------------------------------------------------------------------------

Edward E. Hood, Jr.                             Former Vice Chairman of the Board and
                                                Executive
  Director since 1993                           Officer of The General Electric Company
  Member -- Compensation Committee and
            Finance Committee

Age -- 65

Mr. Hood retired from The General Electric Company in 1993. Mr. Hood is a director of
Flightsafety International, Inc., Lockheed Martin Corporation and Gerber Scientific Inc.

- ---------------------------------------------------------------------------------------------

Paul E. Lego                                    President of Intelligent Enterprises
  Director since 1993                           (consulting)
  Member -- Compensation Committee and
            Finance Committee

Age -- 65

Mr. Lego has served as President of Intelligent Enterprises since 1993. Prior to that time, he was Chairman and Chief Executive Officer of Westinghouse Electric Corporation. Mr. Lego
is Chairman of Commonwealth Aluminum Corp. and is a director of Consolidated Natural Gas
Company, PNC Bank Realty Holding Company and USX Corporation.

- ---------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

      DIRECTORS WHOSE TERMS END IN 1998                      CURRENT OCCUPATION
- ---------------------------------------------------------------------------------------------
Kathryn Jo Lincoln                              Vice Chair/Secretary of The Lincoln Institute
  Director since 1995                           of Land Policy and Vice President of The
  Member -- Audit Committee and                 Lincoln Foundation, Inc. (non-profit
               Nominating Committee             corporations for educational purposes)
Age -- 41
- ---------------------------------------------------------------------------------------------
Frederick W. Mackenbach                         Former President and Chief Operating Officer
  Director since 1992                           of the Company
  Member -- Finance Committee
Age -- 65
Mr. Mackenbach retired on March 31, 1996. He served as President of the Company from August
  1, 1992 through his retirement date (and as Chief Operating Officer from November 1, 1992 until his retirement). Prior to that time, he served as President of Lincoln Electric
Mexicana S.A. de C.V. and President of Lincoln Electric South America, Inc.
- ---------------------------------------------------------------------------------------------
Lawrence O. Selhorst                            Chairman of the Board and Chief Executive
  Director since 1992                           Officer of American Spring Wire Corporation
  Member -- Audit Committee and                 (manufacturer of specialty wires)
               Nominating Committee
Age -- 63
Mr. Selhorst is a director of Park-Ohio Industries, Inc.
- ---------------------------------------------------------------------------------------------
Craig R. Smith                                  Former Chairman and Chief Executive Officer
  Director since 1992                           of Ameritrust Corporation (banking)
  Member -- Audit Committee and Finance
            Committee
Age -- 70
Mr. Smith was Chairman and Chief Executive Officer of Ameritrust Corporation from 1990 until his retirement in 1992; Retired Chairman and Chief Executive Officer, The Warner & Swasey
Company; Retired Chairman and prior thereto interim Chief Executive Officer, Ransburg
Corporation.
- ---------------------------------------------------------------------------------------------
Anthony A. Massaro                              President and Chief Operating Officer of the
  Director since April 1, 1996                  Company (effective April 1, 1996)
  Member -- Finance Committee
Age -- 51
Mr. Massaro was elected President and Chief Operating Officer on April 1, 1996. From
  September, 1995 through March 31, 1996, he served as Executive Vice President of the
Company directing international operations. Prior to that time he was President and Chief
Executive Officer of Lincoln Electric Europe. Mr. Massaro joined the Company in August 1993.
His previous business experience includes service as a President and an Executive Vice
President of Westinghouse Electric Corporation.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

      DIRECTORS WHOSE TERMS END IN 1997                      CURRENT OCCUPATION
- ---------------------------------------------------------------------------------------------
Donald F. Hastings                              Chairman of the Board and Chief Executive
  Director since 1980                           Officer of the Company
Age -- 67
Mr. Hastings was elected Chairman of the Board and Chief Executive Officer of the Company on
  August 1, 1992. Prior to that time, he served as President and Chief Operating Officer of the Company. Mr. Hastings is also a director of Society National Bank.
- ---------------------------------------------------------------------------------------------
Hugh L. Libby                                   Former Chairman of the Board and Chief
  Director since 1985                           Executive Officer of Libby Corp.
  Member -- Compensation Committee and          (manufacturer of diesel/gas turbine generator
               Nominating Committee             sets and aircraft ground power units)
Age -- 70
- ---------------------------------------------------------------------------------------------
David C. Lincoln                                President, Arizona Oxides LLC (manufacturer
  Director since 1958                           of iron oxide pigments); Chairman of the
  Member -- Compensation Committee,             Board and Chief Executive Officer of Lincoln
               Finance Committee, and           Laser Co. (manufacturer of laser scanning
               Nominating Committee             equipment)
Age -- 70
- ---------------------------------------------------------------------------------------------
G. Russell Lincoln                              Chairman of the Board and Chief Executive
  Director since 1989                           Officer of Algan, Inc. (manufacturer of
  Member -- Compensation Committee and          industrial coatings and chemicals for the
               Nominating Committee             printing industry)
Age -- 49
- ---------------------------------------------------------------------------------------------
Henry L. Meyer, III                             Chairman of the Board, Society National Bank;
  Director since 1994                           Senior Executive Vice President and Chief
  Member -- Finance Committee and               Operating Officer of KeyCorp
               Nominating Committee
Age -- 46
Mr. Meyer was elected President and Chief Operating Officer of Society National Bank in 1990
  and Chief Executive Officer in 1993 prior to his election as Chairman of the Board and
Chief Executive Officer in 1994. Prior to his election in 1994 as Senior Executive Vice
President and Chief Banking Officer of KeyCorp (formerly known as Society Corporation), the parent of Society National Bank, Mr. Meyer served as Vice Chairman of the Board and Executive
Vice President of Society Corporation.
- ---------------------------------------------------------------------------------------------
Frank L. Steingass                              Chairman of the Board and President of
  Director since 1971                           Buehler/Steingass, Inc. (commercial printers)
  Member -- Audit Committee and Nominating
            Committee
Age -- 56

- --------------------------------------------------------------------------------

     Except as otherwise indicated, each of the Directors and Director nominees has had the principal occupation indicated for more than five years.

                              FAMILY RELATIONSHIPS

     The Company was founded by John C. Lincoln, and managed for many years by his brother, James F. Lincoln. David C. Lincoln is the son of John C. Lincoln and the father of Kathryn Jo Lincoln. G. Russell Lincoln and Frank L. Steingass are the grandsons of James F. Lincoln, and first cousins; Harry Carlson is married to a granddaughter of James F. Lincoln and is therefore related to Frank
L. Steingass and G. Russell Lincoln as a first cousin by marriage.

                                BOARD COMMITTEES

     The Board of Directors maintains, among other committees, an Audit Committee, a Finance Committee, a Nominating Committee and a Compensation Committee, the members of which are identified on pages 2, 3 and 4 of this Proxy Statement.

     The Audit Committee met six times in 1995. The Audit Committee recommends engagement of the independent auditors, reviews the arrangement and scope of the audit, reviews the financial statements and performance of the independent auditors, reviews the activities and recommendations of the Company's internal auditors, considers comments made by the independent auditors with respect to the Company's system of internal accounting control, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews non-audit services provided by the Company's independent auditors.

     The Compensation Committee met eight times in 1995. The Compensation Committee reviews the salary levels of the executive officers and administrative personnel of the Company, including all compensation arrangements, the Retirement Annuity Program and all other employee benefit programs, other than health and welfare programs.

     The Nominating Committee met five times in 1995. The Committee evaluates the composition of the Board of Directors and makes recommendations to the Board of Directors as to nominees (including any nomination of qualified candidates submitted in writing by shareholders to the Secretary of the Company) for Director to be submitted to the shareholders. The second function of the Nominating Committee is to advise and make recommendations with respect to executive officer positions in the Company.

     The Finance Committee met six times in 1995. The Finance Committee considers in more detail than is possible in full Board of Director meetings matters relating to the financial operation of the Company. Deliberations of the Finance Committee result in (i) a report to the Board of Directors accompanied by any recommendations the Finance Committee deems appropriate; (ii) interaction with management on matters under the purview of the Finance Committee; and (iii) discussions with management on changes in such matters, which if appropriate are reported to the Board of Directors.

                           COMPENSATION OF DIRECTORS

     Those Directors who are not employees are paid an annual retainer of $20,000, $10,000 of which is payable in restricted voting shares pursuant to the Non-Employee Directors' Restricted Stock Plan. Such shares vest at the earlier of three years, death or retirement from the Board of Directors. Pursuant to the Plan, the Company during June 1995 issued 333 Common Shares to each of the twelve non-employee directors serving at such time. The Company also issued 167 Common Shares to Mr. Carlson, in partial satisfaction of his annual retainer for the second half of 1995, following his retirement on June 30, 1995.

     Non-Employee Directors are also paid the following fees: Board meeting fee, $1,000; annual retainer for each committee membership, $2,000; and committee meeting fee, $800. Each committee chair is also paid an annual fee of $2,000. For the last ten months of 1995, a committee of four non-employee directors participated in a special assignment at the request of the full Board and served on an advisory committee for the Chairman and Chief Executive Officer. The purpose of the advisory committee was to make the combined management expertise of certain non-employee directors readily available to the Chairman. The non-employee directors serving on the Chairman's advisory committee received $2,000 a month from March through December, 1995.

     Pursuant to the Non-Employee Directors' Deferred Compensation Plan adopted in 1995, non-employee Directors of the Company have the opportunity to defer payment of all or a portion of their annual cash compensation. Each Director may elect to defer a specified dollar amount or percentage of his or her fees. The deferral will be credited to his or her account and deemed invested in either an obligation of the Company adjusted in accordance with the return of Standard & Poor's 500 Composite Stock Index, as calculated quarterly, and/or an obligation of the Company earning interest at a rate equal to the Moody's Corporate Average Bond Index, adjusted on a quarterly basis. Payment of fees deferred under the Plan, with earnings, will commence as of the earlier of termination of services as a Director, death or a date not less than 2 years after such fees are deferred as elected by the Director. At December 31, 1995 two Directors had elected to defer compensation pursuant to such Plan.

     The Company has established a Directors' Charitable Award Program for non-employee Directors, funded through insurance policies on the lives of the participating Directors. In 1995 the Company paid $35,000 in premiums on such policies. The Program effective date is January 1, 1996. Upon the death of a participating Director, the Company will donate an aggregate of $500,000 (in ten annual installments) to one or more qualified charitable organizations recommended by such Director and approved by the Company. The Directors derive no financial benefit from the Program since all charitable deductions and cash surrender value of life insurance policies accrue solely to the Company. All non-employee Directors, other than David C. Lincoln, Emma Lincoln, Henry Meyer, Larry Selhorst and Frank Steingass, currently participate in the Program. Five years of service as a Director are required to vest benefits under the Program.

     Eight meetings of the Board of Directors were held during 1995. Every Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which such Director served.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                      ------------------------------------
                           CERTAIN BENEFICIAL OWNERS
                           -------------------------

     The following table sets forth certain information regarding ownership of the Company's equity securities as of March 31, 1996 by the Directors and Director nominees, each of the Executive Officers named in the Summary Compensation Table on page 10 and all Directors and Executive Officers as a group. Also set forth on the next page is information with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company as of March 31, 1996 to be an owner of more than 5% of any class of the Company's voting securities. Except as otherwise indicated, voting and investment power with respect to shares reported in this table is not shared with others.

     The Company has two classes of voting securities, Common Shares and Class B Common Shares, which vote together as one class on all matters unless otherwise provided by law. The Company also has one class of equity securities that only votes in certain specified situations, Class A Common Shares. The rights of the three classes of common equity are identical except as otherwise specified in the Company's charter. Class B Common Shares have been issued by the Company only to the trust established by the Company's profit-sharing plan, The Lincoln Electric Employee Stock Ownership Plan (the "ESOP"). Aside from a small number of shares distributed in kind to employees upon separation from the Company, the trust holds of record all of the Class B Common Shares. Percentages of equity ownership are set forth in the following table, including percentage ownership by class for each of the three classes, and percentage ownership of all outstanding voting shares, aggregating the Common Shares and Class B Common Shares.

                           BENEFICIAL OWNERSHIP TABLE
                           --------------------------

                                           VOTING SHARES                           NON-VOTING SHARES
                            ----------------------------------------         ------------------------------
        NON-OFFICER            NUMBER OF                          PERCENT          NUMBER OF         PERCENT
       DIRECTORS AND        VOTING SHARES            PERCENT    OF VOTING     NON-VOTING SHARES        OF
     DIRECTOR NOMINEES       OWNED(1)(2)            OF CLASS      SHARES           OWNED(1)           CLASS
     -----------------      -------------           --------    ---------     -----------------     --------
Harry Carlson..............     139,997(3)            1.33%        1.27%           134,263(4)             *

David H. Gunning...........       5,750(5)               *            *                  0                *

Edward E. Hood, Jr.........       1,750                  *            *              1,000                *

Paul E. Lego...............       2,250                  *            *              1,500                *

Hugh L. Libby..............      13,820                  *            *             13,070                *

David C. Lincoln...........   2,417,050(6)           22.97%       21.93%           979,807(7)          7.05%

Emma S. Lincoln............     221,154(8)            2.10%        2.08%           225,252(9)          1.60%

G. Russell Lincoln.........      71,640(10)              *            *             70,890(11)            *

Kathryn Jo Lincoln.........       3,450                  *            *              2,700                *

Henry L. Meyer, III........       2,250(12)              *            *              1,500(13)            *

Lawrence O. Selhorst.......       1,750                  *            *              1,000                *

Craig R. Smith.............       4,300(14)              *            *              3,550(15)            *

Frank L. Steingass.........     108,724(16)           1.03%           *            116,519(17)            *

  NAMED EXECUTIVE OFFICERS
  ------------------------

Donald F. Hastings.........      64,780(18)(19)(20)      *            *             67,888(19)(21)        *

Frederick W. Mackenbach....      60,314(19)(22)          *            *             60,314(19)(22)        *

Anthony A. Massaro.........       1,584                  *            *              1,000                *

H. Jay Elliott.............       7,825(20)              *            *              7,000                *

David J. Fullen............       2,300                  *            *              2,300                *

All Directors and
  Executive Officers
  as a group (32
  persons).................   3,179,011              30.22%       28.85%         1,738,326            12.52%

OTHER PERSONS
- -------------

The Lincoln Electric Company
    Employee Stock Ownership Plan
    22801 St. Clair Avenue
  Cleveland, Ohio
  44117-1199...............     481,472              98.84%**      4.42%                NA               NA

KeyCorp
  127 Public Square
  Cleveland, Ohio
  44114-1306...............     704,172(23)           6.70%        6.40%                NA               NA

- ---------------

 * indicates less than 1%.

** indicates percentage ownership of Class B Common Shares

 (1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission"), under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power in respect of such security or has the right to acquire such security within 60 days.

 (2) Includes Common Shares subject to forfeiture and restrictions on transfer issued pursuant to the Company's Non-Employee Directors' Restricted Stock Plan.


 (3) Of the 139,997 shares, Mr. Carlson holds of record 66,725 shares and the remaining 73,272 shares are held of record by his spouse. Mr. Carlson disclaims beneficial ownership of the shares held by his spouse.

 (4) Of the 134,263 shares, Mr. Carlson holds of record 66,141 shares and the remaining 68,122 shares are held of record by his spouse. Mr. Carlson disclaims beneficial ownership of the shares held by his spouse.

 (5) Of the 5,750 shares, Mr. Gunning shares voting and investment power with his spouse as to 5,000 shares.

 (6) Of the 2,417,050 shares, David C. Lincoln holds of record 368,450 shares. The remaining 2,048,600 shares are held of record as follows: 998,550 shares by The Lincoln Foundation, Inc., of which Mr. Lincoln is President and a member of the Board of Trustees, as to which shares Mr. Lincoln disclaims beneficial ownership; 500,000 shares by the Estate of Helen C. Lincoln, of which Mr. Lincoln is a co-administrator, as to which shares Mr. Lincoln disclaims beneficial ownership; 500,000 shares by LFM, Inc., a corporation of which Mr. Lincoln is President, as to which shares Mr. Lincoln disclaims beneficial ownership; 30,000 shares by The Lincoln Fund, a Lincoln family partnership of which Mr. Lincoln is Managing Director; 20,000 shares by a trust of which Mr. Lincoln is a trustee, for the benefit of his nephew, as to which shares Mr. Lincoln disclaims beneficial ownership; and 50 shares by Mr. Lincoln's spouse, as to which shares he disclaims beneficial ownership.

 (7) Of the 979,807 shares, David C. Lincoln holds of record 367,700 shares. The remaining 612,107 shares are held of record as follows: 109,572 shares by The Lincoln Foundation, Inc., of which Mr. Lincoln is President and a member of the Board of Trustees, as to which shares Mr. Lincoln disclaims beneficial ownership; 54,866 shares by the Estate of Helen C. Lincoln, of which Mr. Lincoln is a co-administrator, as to which shares Mr. Lincoln disclaims beneficial ownership; 397,619 shares by LFM, Inc., a corporation of which Mr. Lincoln is President, as to which shares Mr. Lincoln disclaims beneficial ownership; 30,000 shares by The Lincoln Fund, a Lincoln family partnership of which Mr. Lincoln is Managing Director; 20,000 shares by a trust of which Mr. Lincoln is a trustee, for the benefit of his nephew, as to which shares Mr. Lincoln disclaims beneficial ownership; and 50 shares by Mr. Lincoln's spouse, as to which shares he disclaims beneficial ownership.

 (8) Of the 221,154 shares, Emma S. Lincoln holds of record 19,250 shares. The remaining 201,904 shares are held of record by The James F. Lincoln, Jr. Trust, under which Mrs. Lincoln may be deemed to share voting and investment power. See footnote 23 below.

 (9) Of the 225,252 shares, Emma S. Lincoln holds of record 18,500 shares. The remaining 206,752 shares are held of record by The James F. Lincoln, Jr. Trust, under which Mrs. Lincoln may be deemed to share voting and investment power.

(10) Of the 71,640 shares, G. Russell Lincoln holds of record 58,250 shares. 4,700 shares are held of record by three trusts, as to each of which Mr. Lincoln is a trustee, for the benefit of his minor children. Mr. Lincoln is also a trustee of 8,690 shares for the Laura P. Heath Family Trust. Mr. Lincoln disclaims beneficial ownership of the shares held by the trusts.

(11) Of the 70,890 shares, Mr. Lincoln holds of record 57,500 shares. The balance are held by four trusts, as set forth in footnote 10.

(12) Of the 2,250 shares, 1,500 are held of record by a trust established by Mr. Meyer and his spouse under which Mr. Meyer may be deemed to share voting and investment power. See footnote 23 below.

(13) Held of record by a trust established by Mr. Meyer and his spouse under which Mr. Meyer may be deemed to share voting and investment power.

(14) Of the 4,300 shares, Craig R. Smith holds of record 750 shares. The remaining 3,550 shares are held of record by a trust established by Mr. Smith, under which he has sole voting authority and shared investment authority.

(15) Held of record by a trust established by Mr. Smith, under which he has sole voting authority and shared investment authority.

(16) Of the 108,724 shares, Mr. Steingass holds of record 76,425 shares. The remaining 32,299 shares are held of record as follows: 26,000 are held by a trust under which the trustee has sole voting authority and shared investment authority with Mr. Steingass; 900 shares by Buehler/Steingass, Inc., a corporation of which Mr. Steingass is Chairman of the Board and President, as to which shares Mr. Steingass disclaims beneficial ownership; and 5,399 shares by Mr. Steingass' spouse, as to which shares Mr. Steingass disclaims beneficial ownership.

(17) Of the 116,519 shares, Mr. Steingass holds of record 79,156 shares. The remaining 37,363 shares are held of record as follows: 26,000 are held by a trust under which the trustee has sole voting authority and shared investment authority with Mr. Steingass; 564 shares by Buehler/Steingass, Inc., a corporation of which Mr. Steingass is Chairman of the Board and President, as to which shares Mr. Steingass disclaims beneficial ownership; and 10,799 shares by Mr. Steingass' spouse, as to which shares Mr. Steingass disclaims beneficial ownership.

(18) Of the 64,780 shares, Mr. Hastings holds of record 64,720 shares and the remaining 60 shares are held of record by his spouse. Mr. Hastings disclaims beneficial ownership of the shares held by his spouse.

(19) The indicated shares include 13,334 and 6,668 shares of restricted stock for Messrs. Hastings and Mackenbach, respectively, awarded in 1994 pursuant to the 1988 Incentive Equity Plan. One-half of the total for each of Mr. Hastings and Mr. Mackenbach is in Common Shares; the other half for each individual is in Class A Common Shares. One-half of the totals listed above vested in January 1996. The balance of Mr. Mackenbach's shares vested on his retirement date, March 31, 1996, pursuant to the terms of his Retirement Agreement. The balance of Mr. Hastings' shares vest in January 1997.

(20) The indicated shares do not include 481,472 Class B Common Shares held of record by the trustee of the ESOP, National City Bank, for the benefit of participants and beneficiaries in the ESOP. Except in those instances in which the Administrative Committee of the ESOP may vote on certain matters, participants and beneficiaries are entitled to direct the voting of Class B Common Shares allocated to their respective accounts. Class B Common Shares from forfeited accounts are voted by the trustee in the same proportion as the trustee votes the shares allocated to the accounts of the participants and beneficiaries. As of March 31, 1996, the ESOP held 481,472 Class B Common Shares. The ESOP is administered by an Administrative Committee appointed by the Board of Directors of the Company. Messrs. Hastings and Elliott have been appointed by the Board of Directors as members of the Administrative Committee. Except as provided above, the Administrative Committee votes on matters concerning the exercise of appraisal or dissenters' rights and the choice of consideration to be received by shareholders in any transaction involving the Class B Common Shares. Consequently, the Administrative Committee may be deemed in accordance with the beneficial ownership rules of the Commission to share beneficial ownership of the 481,472 Class B Common Shares held by the ESOP. Messrs. Hastings and Elliott disclaim beneficial ownership of such shares.

(21) Of the 67,888 shares, Mr. Hastings holds of record (or through Company plans) 67,828 shares and the remaining 60 shares are held of record by his spouse. Mr. Hastings disclaims beneficial ownership of the shares held by his spouse.

(22) Of the 60,314 shares, 14,298 shares are held of record by Mr. Mackenbach and the remaining 46,016 shares are held of record by Mr. Mackenbach and his spouse, as Trustees of the Mackenbach Community Trust.

(23) As of December 31, 1995, the Schedule 13G filed by KeyCorp reports that of the 704,172 shares included within the Schedule, KeyCorp shares investment power with respect to 456,015 shares and it shares voting power with respect to 172,003 shares. Included within the total for which it shares investment power are 26,000 Common Shares held in trust for Mr. Steingass and 3,550 Common Shares held in trust for Mr. Smith. KeyCorp reports that it has sole investment power with respect to 246,377 shares and it has sole voting power with respect to 408,762 shares. Included within the latter totals are the shares held by The James F. Lincoln, Jr. Trust referenced in footnote 8 above, as well as 1,500 Common Shares held of record by a trust established by Mr. Meyer and his spouse. KeyCorp also has sole voting power for the 26,000 Common Shares held in trust for Mr. Steingass for which he shares investment authority.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                              ANNUAL COMPENSATION                   -----------------------------
                                -----------------------------------------------                      LONG-TERM
                                                                      OTHER         RESTRICTED       INCENTIVE
      NAME AND PRINCIPAL                                              ANNUAL          STOCK             PLAN           ALL OTHER
           POSITION             YEAR      SALARY       BONUS       COMPENSATION     AWARDS(1)        PAYOUTS(2)       COMPENSATION
      ------------------        ----     --------     --------     ------------     ----------     --------------     ------------
Donald F. Hastings              1995     $550,000     $350,000                                                        $   32,475(3)
  Chairman of the Board and     1994      702,400      100,000       $    207(4)     $182,500                             18,794(3)
  Chief Executive Officer       1993      652,400

Anthony A. Massaro              1995      300,000       75,000        108,528(6)                                           9,749(7)
  President and                 1994      288,000       60,000         70,117(8)                                          49,371(9)
  Chief Operating Officer (5)   1993      177,000(10)                     498(8)                                          49,526(9)

H. Jay Elliott                  1995      255,000       75,000
  Vice President, Chief         1994      228,016       40,000
  Financial Officer and         1993      104,095(11)
  Treasurer

David J. Fullen                 1995      164,580      115,000
  Executive Vice President      1994      144,982      144,684
  Engineering and Marketing     1993      118,678      118,066

- ---------------

Frederick W. Mackenbach         1995      338,750      175,000                                                         1,017,204(12)
  Former President and          1994      427,400       75,000            207(4)       91,250         $ 59,020             5,000(13)
  Chief Operating Officer (12)  1993      392,400                                                       70,005            12,000(13)

Harry Carlson                   1995      340,000                                                                      1,195,000(14)
  Former Vice Chairman (14)     1994      267,400       25,000            207(4)
                                1993      256,400

- ---------------

 (1) As of December 31, 1995, Messrs. Hastings and Mackenbach held 13,334 and 6,668 shares of restricted stock with an aggregate market value, respectively, of $320,016 and $160,032. Dividends are payable on such shares of common stock at the same rate as dividends on the other shares of the Company's common stock. One half of the shares of restricted stock held by Mr. Hastings and Mr. Mackenbach at the end of 1995 vested in January 1996; the balance of those shares held by Mr. Hastings will vest in January 1997. The balance of the shares held by Mr. Mackenbach vested upon his retirement in March 1996. See footnote 12 below.

 (2) Indicated amounts reflect delivery of Common Shares in April 1993 and 1994 pursuant to Deferred Stock Award Agreement issued under the 1988 Incentive Equity Plan. See footnote 12 below.

 (3) Indicated amounts reflect life insurance premiums paid by the Company.

 (4) Indicated amounts reflect state and local taxes and social security payments made on behalf of Messrs. Hastings, Mackenbach and Carlson with respect to taxable income that relates to a purchase of shares in May 1994 under the Employee Stock Purchase Plan. All participants in the Plan who purchased shares in 1994 were treated identically with respect to these tax payments.

 (5) Mr. Massaro became President and Chief Operating Officer on April 1, 1996.

 (6) Indicated amount is the aggregate, net of tax adjustments, of payments made to Mr. Massaro under his expatriate agreement, including cost of living adjustments and housing payments. The agreement ended in 1995.

 (7) Indicated amount reflects moving expenses and payments related thereto.

 (8) Indicated amounts reflect the following payments by the Company to or on behalf of Mr. Massaro in 1994: housing payments in the amount of $49,585, tax equalization payments in the amount of $20,256 and payment of spouse travel costs in the amount of $276. The 1993 amount reflects reimbursement of taxes.

 (9) Indicated amounts reflect the following payments by the Company to or on behalf of Mr. Massaro in 1994: cost of living payment in the amount of $49,155; life insurance premium payment in the amount of $216, and the following payments in 1993: payment of relocation costs in the amount of $20,000; prepayment of 1994 foreign assignment premium in the amount of $28,800; payment of life insurance premiums in the amount of $72; and wage index adjustment of $654.

(10) Mr. Massaro's salary reflects the commencement of his employment on August 1, 1993. Prior to that date, Mr. Massaro was a consultant to the Company and his compensation while a consultant is included in the table.

(11) Mr. Elliott's salary reflects the commencement of his employment on July 12, 1993.

(12) Mr. Mackenbach entered into a Retirement Agreement in November 1995 pursuant to which he resigned as an officer and retired as an employee effective March 31, 1996. Pursuant to Mr. Mackenbach's Retirement Agreement, the Company agreed to pay $128,439 in salary for January through March of 1996, and, thereafter, for a three year period, $296,255 annually in addition to pension benefits, which were also adjusted. See "Pension Benefits." The Retirement Agreement also specified that (i) the Company will repurchase at book value the 20,328 shares of common stock paid out to Mr. Mackenbach in 1992, 1993 and 1994 under the 1988 Incentive Equity Plan within 90 days following his retirement, and (ii) forfeiture restrictions on the 6,668 shares of restricted stock held by Mr. Mackenbach pursuant to a 1994 award agreement would lapse on his retirement date.

(13) Indicated amounts reflect monthly furniture allowance of $1,000 provided in lieu of relocation expense reimbursement, payable June 1992 through May 1994.

(14) Mr. Carlson retired on June 30, 1995. In conjunction therewith, the Company entered into a deferred compensation agreement pursuant to which the Company agreed to pay Mr. Carlson $795,000 over a four-year period. In addition, Mr. Carlson was paid $400,000 in July 1995 in connection with a four-year consulting agreement. Certain adjustments were also made in Mr. Carlson's pension benefits. See "Pension Benefits."

                             COMPENSATION COMMITTEE
                             ----------------------
                        REPORT ON EXECUTIVE COMPENSATION
                        --------------------------------

     The Compensation Committee of the Board of Directors consists solely of non-employee Directors. Its primary charge is to determine and report to the Board of Directors on the compensation (or method of calculation thereof) for the Chairman and Chief Executive Officer and each other executive who is among the five highest paid executives. In addition, the Compensation Committee makes recommendations to the Board of Directors concerning the Company's employee benefit programs, other than health and welfare programs. The Chief Executive Officer determines the compensation of the other executives officers, subject to Compensation Committee oversight.

EXECUTIVE COMPENSATION POLICY

     The practice of the Compensation Committee is to establish executive compensation during the fourth quarter of each year for the succeeding year. Therefore, this report deals primarily with actions taken late in 1994 with respect to 1995 compensation. The Compensation Committee will also comment on its efforts more generally to adopt executive compensation policies that meet the needs of the Company's changing corporate profile and its increased size and complexity.

     The Company has a longstanding commitment to incentive based compensation exemplified by its cash bonus program. For many years the Company has administered a discretionary employee bonus program featuring a cash distribution determined on the basis of a formula that takes into account individual earnings and the results of a merit review process. Virtually all domestic employees participate in the program, and efforts have been made to include employees of foreign subsidiaries, where appropriate. The costs of this program, net of hospitalization costs but inclusive of payroll taxes, was $66.4 million in 1995, $59.6 million in 1994 and $53.5 million in 1993.

     The Committee reviewed at some length in 1994 the implications of the discretionary bonus program for senior management compensation. The Committee sought to establish base rate compensation for elected management approximating the median for comparable positions at comparable companies; the Committee also wanted to reaffirm, together with the Chief Executive Officer, that cash incentives for officers were based on fairly established targets and fell within appropriate parameters across the board. Independent consultants assisted the Committee in its review. The result of the Committee's 1994 study was to include within the Company's cash program for 1995 a Management Incentive Plan for executives.

     Pursuant to this Plan, base salaries are established based on market medians tempered by individual circumstances. The market for these purposes consists of durable goods manufacturers with comparable sales. Cash awards are then made annually based on the level of achievement against predetermined financial performance targets established by the Chief Executive Officer and the Compensation Committee of the Board of Directors. Each participant's award is segmented to reflect that individual's responsibilities, with weighting on corporate or regional results accordingly. A maximum target award fund is established yearly. Maximum awards, if achieved, are designed to place individual participants at approximately the 75th percentile in the market for their respective positions as determined by the Compensation Committee. The awards for the five most highly compensated executive officers are subject to determination by the Compensation Committee, with the balance of the awards determined upon recommendation by the CEO and review by the Compensation Committee.

     Adoption of the Management Incentive Plan for 1995 resulted in the reduction of the base salaries for the Chief Executive Officer and the Chief Operating Officer. It also led, however, to certain upward adjustments for other elected officers. Maximum target awards were received by plan participants in 1995 due to the Company's financial performance.

     The Compensation Committee also initiated in 1994 a review of the cash bonus program for foreign subsidiaries, which resulted in the adoption in 1995 of a program that will be applicable in 1996. The program establishes a bonus pool for various regions based on a percentage of operating profit, which is then adjusted based on actual results against various performance objectives. Although the program was not formally in place in 1995, the payout of $6,644,000 in cash bonuses to foreign subsidiaries last year was consistent with the program's parameters.

     The Compensation Committee administers the 1988 Incentive Equity Plan (the "IEP"), which is applicable to 2,000,000 shares. At the end of 1995, 1,899,952 shares remained available for award and issuance (949,976 Common Shares and 949,976 Class A Common Shares). Awards under the IEP, which are to be made only to officers and other key employees who are responsible for or contribute to the management, growth and/or profitability of the Company, may be of four types:
(i) stock options; (ii) stock appreciation rights attached to such options;
(iii) restricted stock; and (iv) deferred stock.

CEO COMPENSATION

     In 1995 the base compensation of Mr. Hastings was reduced from $700,000 to $550,000. This reduction followed the adoption of the Management Incentive Plan referenced above. Mr. Hastings' maximum cash target award under the Plan was $350,000, which was received due to the Company's performance on a consolidated basis. His total cash compensation, therefore, increased from $800,000 in 1994 (including a $100,000 bonus) to $900,000 in 1995 (including a $350,000 plan award).

     Mr. Hastings' base salary will not change in 1996, and his maximum bonus award has been increased to $400,000, which places approximately 40% of his total compensation at risk, depending on corporate performance.

OTHER EXECUTIVE OFFICERS

     The base salaries of Messrs. Mackenbach, Massaro, Elliott and Fullen were established under the 1995 Management Incentive Plan, as discussed above. Mr. Mackenbach's salary was reduced from $475,000 to $338,750. His cash target award under the Plan was $175,000, which was paid due to consolidated results. The salaries of Messrs. Massaro, Elliott and Fullen did not change following adoption of the Management Incentive Plan. An aggregate of $265,000 was paid in 1995 to Messrs. Massaro, Elliott and Fullen as the maximum target award, which means approximately 37% of their total compensation was at risk. The Committee believes that the Management Incentive Plan is an important addition to the Company's longstanding incentive compensation system.

1993 TAX ACT

     The $1 million limitation of deductibility for executive compensation imposed by the Omnibus Budget Reconciliation Act of 1993 has no immediate applicability to the Company. The Compensation Committee's general philosophy will be to "qualify" future long-term incentive plans for tax deductibility wherever appropriate, recognizing that, under certain circumstances, the limit may be exceeded.

     The foregoing report has been furnished by the Compensation Committee.

               David H. Gunning, Chairman       David C. Lincoln
               Edward E. Hood, Jr.              Emma S. Lincoln
               Paul E. Lego                     G. Russell Lincoln
               Hugh L. Libby

                             CERTAIN LEGAL MATTERS
                             ---------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Officers to file reports of ownership and changes in ownership with respect to the securities of the Company with the Securities and Exchange Commission (the "Commission") and to furnish copies of these reports to the Company. Based on a review of these reports, the Company believes that for 1995 all filing requirements were met on a timely basis except that Mr. Massaro and Mr. Ronald A. Nelson (Vice President, Machine Research and Development) purchased a relatively small number of shares in the Company's 1995 public offering, 400 shares and 280 shares, respectively, and did not report such purchases until their respective Form 5 year end filings.

     On April 26, 1996, the Company disclosed that it had agreed to settle litigation arising out of the 1988 Incentive Equity Plan initiated by Ellis F. Smolik, a former Officer and Director, on behalf of a proposed class of present and former employees. Conditional upon the approval of the fairness of the settlement by Cuyahoga County Common Pleas Court, the Company agreed to settle the action at an after-tax cost of approximately $2.1 million. Included within that cost is the value of non-qualified options to purchase a total of 77,430 Class A Common Shares at $30 per share, and 85,292 Class A Common Shares at $34 per share. None of the executive officers named in the Summary Compensation Table on page 10 would participate in the settlement except Mr. Fullen, who would receive options valued at $89,022. None of the Directors of the Company would participate in the settlement.

                                PENSION BENEFITS

     Pension benefits for the Executive Officers of the Company are provided under two defined benefit programs: the retirement annuity program (the "Retirement Annuity Program"), which has been in effect since 1936; and a supplemental executive retirement plan (the "SERP"), which became effective January 1, 1994. Participation in the SERP is limited to individuals who have been chosen for participation by the Compensation Committee.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
- --------------------------------------

     The following table shows the estimated annual pension benefits provided under the SERP, which would be payable to employees in various compensation classifications upon retirement on December 31, 1995, at age 60 after selected periods of service:

 AVERAGE ANNUAL
COMPENSATION FOR
 3 HIGHEST YEARS                                                  YEARS OF SERVICE
IN 7-YEAR PERIOD      ---------------------------------------------------------------------------------------------------------
    PRECEDING
   RETIREMENT              15 YRS.               20 YRS.               25 YRS.               30 YRS.               35 YRS.
- -----------------     -----------------     -----------------     -----------------     -----------------     -----------------
       125,000            $ 12,706              $ 21,737              $ 30,768              $ 39,800              $ 48,831
       150,000            $ 18,125              $ 28,962              $ 39,800              $ 50,637              $ 61,475
       175,000            $ 23,543              $ 36,187              $ 48,831              $ 61,475              $ 74,118
       200,000            $ 28,962              $ 43,412              $ 57,862              $ 72,312              $ 86,762
       225,000            $ 34,381              $ 50,637              $ 66,893              $ 83,150              $ 99,406
       250,000            $ 39,800              $ 57,862              $ 75,925              $ 93,987              $112,050
       300,000            $ 50,637              $ 72,312              $ 93,987              $115,662              $137,337
       400,000            $ 72,312              $101,212              $130,112              $159,012              $187,912
       500,000            $ 93,987              $130,112              $166,237              $202,362              $238,487
       600,000            $115,662              $159,012              $202,362              $245,712              $289,062
       700,000            $137,337              $187,912              $238,487              $289,062              $339,637
       800,000            $159,012              $216,812              $274,612              $332,412              $390,212
       900,000            $180,687              $245,712              $310,737              $375,762              $440,787
     1,000,000            $202,362              $274,612              $346,862              $419,112              $491,362

 AVERAGE ANNUAL
COMPENSATION FOR
 3 HIGHEST YEARS
IN 7-YEAR PERIOD
    PRECEDING
   RETIREMENT           40 YRS.               45 YRS.
- -----------------  -----------------     -----------------
       125,000         $ 57,862              $ 66,862
       150,000         $ 72,312              $ 83,112
       175,000         $ 86,762              $ 99,362
       200,000         $101,212              $115,612
       225,000         $115,662              $131,862
       250,000         $130,112              $148,112
       300,000         $159,012              $180,612
       400,000         $216,812              $245,612
       500,000         $274,612              $310,612
       600,000         $332,412              $375,612
       700,000         $390,212              $440,612
       800,000         $448,012              $505,612
       900,000         $505,812              $570,612
     1,000,000         $563,612              $635,612

     The compensation covered by the SERP is salary and bonus. The compensation covered by the SERP is the same as the amounts shown in the salary and bonus columns of the Summary Compensation Table on page 10. Credited service for SERP purposes for Messrs. Hastings, Massaro, Elliott, Fullen and Carlson is 40(5/12), 26(5/12), 29(5/12), 40(6/12) and 45 years respectively.

     Benefits under the SERP are based upon 1.445% of the average annual compensation for the 3 highest years in the 7-year period preceding retirement multiplied by the covered employee's years of service until the end of the year in which age 65 is attained, except that the maximum benefit may not exceed 65% of the average annual compensation for the 3 highest years used in the calculation. The benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement and the table reflects such reduction. The amounts reflected in the table will be reduced by the single life benefits payable under the Retirement Annuity Program, the lifetime benefit equivalence of any account balance under the ESOP and other qualified plan benefits paid by previous employers. Benefits under the plan are also reduced if the covered employee has participated in the plan for fewer than 8 years at the time of retirement. Participants are credited with only 20% of the net amount of the benefit otherwise payable under the plan when they first become participants, and in each of the next seven years an additional 10% of the net amount of the benefit will become payable upon retirement. Years of service after the end of the year in which age 67 is attained are disregarded for this purpose. Messrs. Hastings' and Fullen's participation factors will be limited to 40% and

70%, respectively, if they remain employed unless the Board of Directors acts pursuant to its discretionary authority under the SERP to increase such participation factors. The table reflects the benefits payable on a single life basis without reduction for this participation factor.

     In conjunction with Mr. Carlson's retirement, the Board of Directors increased his credited years of service to 45 years and increased his participation factor to 50%. Mr. Mackenbach's Retirement Agreement adjusted his annual single life benefit under the SERP from $76,660 to $130,721. No years of service or participation factor adjustments were made nor are any applicable given the foregoing adjustment. Mr. Mackenbach's adjusted annual single life benefit under the SERP is not reduced by any other benefits payable to him, i.e. social security or company benefits.

RETIREMENT ANNUITY PROGRAM
- --------------------------

     Under the Retirement Annuity Program, each employee accumulates 2.5% of each year's base compensation in the form of an annuity payable at normal retirement age (age 60). In addition to the 2.5% accumulation each year, the Company has granted, on a number of occasions, additional past service benefits. The Program also provides accumulated benefits to employees eligible for disability retirement, to eligible spouses of deceased employees or former employees, and to eligible employees who terminate employment. Benefits under the Program are in addition to those payable under Social Security.

     The anticipated retirement benefits under the Retirement Annuity Program for the named Executive Officers with the highest compensation for 1995 are as follows:


                                                                       ANNUAL RETIREMENT
                                 NAME                              ANNUITY PROGRAM BENEFITS
                                 ----                              ------------------------
     1. Donald F. Hastings.......................................      $  99,564.26 (1)

     2. Anthony A. Massaro.......................................         40,896.00 (2)

     3. H. Jay Elliott...........................................         31,274.04 (2)

     4. David J. Fullen..........................................         80,208.77 (3)

     5. Frederick W. Mackenbach..................................         72,018.48 (1)

     6. Harry Carlson............................................         58,530.72 (1)

- ---------------

(1) The benefits shown for Mr. Hastings and Mr. Carlson are the amounts currently being received on a 100% joint and survivor basis. The amount for Mr. Mackenbach is the benefit that he began to receive following his March 31, 1996 retirement on a 100% joint and survivor basis.

(2) Mr. Massaro and Mr. Elliott are currently under normal retirement age. The amounts shown represent those anticipated at normal retirement age assuming current compensation continues unchanged to that date and the benefits are payable on a single life basis.

(3) Mr. Fullen is not receiving benefits currently, but is beyond normal retirement age. The amounts shown represent those benefits available on December 31, 1995 on a single life basis.


                             CUMULATIVE SHAREHOLDER
                             ----------------------
                      RETURN AND PERFORMANCE PRESENTATION
                      -----------------------------------

     Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the S&P Composite--500 Stock Index and The Russell 2000 Stock Index for the five-year calendar period commencing January 1, 1991 and ending December 31, 1995. A compatible peer-group index for the welding industry, in general, was not readily available because the industry is comprised of a relatively small number of competitors, many of which either are based overseas and/or are privately-held and not actively traded in the United States. The Russell 2000 represents a developed index based on a concentration of companies having relatively small market capitalization, published by the Frank Russell Company.


                       FIVE-YEAR PERFORMANCE COMPARISON
                      LECO Common, S&P 500, Russell 2000
                              Composite Indices

MEASUREMENT PERIOD
(Fiscal Year Covered)           LINCOLN      S&P 500-COMP     RUSSELL 2000
1990                             100.00          100.00          100.00
1991                              92.91          130.33          146.04
1992                              87.04          140.22          172.94
1993                              73.47          154.27          205.63
1994                             165.35          156.37          201.93
1995                             219.02          214.92          259.27

                       CALENDAR YEAR ENDED DECEMBER 31

Note: Assumes that the value of the investment in Lincoln Common Shares and each index was $100 at 12/31/90 and that all dividends were reinvested.


                                  TRANSACTIONS
     Buehler/Steingass, Inc., of which Frank L. Steingass, a Director of the Company, is President and a principal shareholder, received approximately $825,361.50 for printing catalogs and other materials for the

Company during 1995. It is anticipated that Buehler/Steingass, Inc. will continue to provide printing services to the Company in 1996 on miscellaneous matters.

     Henry L. Meyer, III, a Director of the Company, is Chairman and Chief Executive Officer of Society National Bank ("SNB"). SNB serves as the agent bank for the Company's $200 million Credit Agreement, a principal credit facility of the Company in which ten institutions participate. SNB has made the largest commitment thereunder, in the amount of $42 million. SNB has provided other credit facilities to or on behalf of the Company in the aggregate amount of approximately $17 million.

     All of the transactions reported above were carried out in the ordinary course of business upon terms no less favorable to the Company than would apply to similar transactions with unrelated companies.

                      APPOINTMENT OF INDEPENDENT AUDITORS
                      -----------------------------------
                                   Item No. 2

     A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as independent auditors to examine the books of account and other records of the Company for the fiscal year ending December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Although such ratification is not required by law, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company's independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ratification requires the affirmative vote of the majority of the Common Shares and Class B Common Shares present or represented, and entitled to vote on the matter at the Annual Meeting, taken together as a single class. Unless otherwise directed, proxies in the accompanying form will be voted for ratification of the appointment of Ernst & Young LLP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS YOUR COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS
                                 -------------

     The Board of Directors knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS
                             ---------------------

     Any proposal by shareholders intended to be presented at next year's Annual Meeting of Shareholders, to be held in May of 1997, must be received by the Company, addressed to its principal executive offices at 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199, Attention: Secretary, for inclusion in the Proxy Statement of the Company relating to such meeting on or before December 30, 1996.

THE LINCOLN ELECTRIC COMPANY

Frederick G. Stueber
Secretary

By Order of the Board of Directors
Cleveland, Ohio

April 29, 1996

                          RENAISSANCE CLEVELAND HOTEL
            TOWER CITY CENTER, 24 PUBLIC SQUARE, CLEVELAND, OH 44113
                  TELEPHONE (216) 696-5600 FAX (216) 696-0432




                                                                                           FROM THE HOTEL TO TURNPIKE EAST
                                                                                           Go out garage to your right, the sec-
                                                                                           ond traffic light is Ontario, go right on
                                                                                           Ontario, pass Gateway and enter the
                                                                                           ramp to the right, take I-77 S. to
                                   [MAPS]                                                  I-80/I-90 Turnpike.

                                                                                           FROM THE HOTEL TO TURNPIKE WEST
                                                                                           Go out garage to your right, the sec-
                                                                                           ond traffic light is Ontario, go right,
                                                                                           pass Gateway and enter the on ramp
                                                                                           to the right, take I-71 S. 3/4 of a mile,
                                                                                           it will split/take I-90 W. to Turnpike.


COMING FROM THE EAST                         COMING FROM THE WEST                          FROM 1-71 NORTH TO HOTEL
Take I-90 W. to Route 2 to the W. 3rd        Take I-90 E. to I-71 N. Stay on               Stay on I-71 N. to the Ontario exit
St. exit. Go left on W. 3rd to the end       I-71 N. to the Ontario exit 171B. Take        171 B. Take Ontario N. to St. Clair, left
of the street, the Hotel is at the end of    Ontario N. to St. Clair, left on St. Clair    on St. Clair to W. 6th, left on W. 6th
the street at W. 3rd and Superior.           to W. 6th, left on W. 6th two blocks to       two blocks to Superior and left on
                                             Superior and left on Superior two             Superior two blocks. The hotel is on
                                             blocks. The hotel is on the corner of         the corner of W. 3rd and Superior.
                                             W. 3rd and Superior.


FROM I-77 TO HOTEL
Exit on E. 9th, go north to St. Clair.
Go left on St. Clair to W. 6th, left on
W. 6th two blocks to Superior. Go left
on Superior two blocks. The Hotel is
on the corner of W. 3rd and Superior.


                            THE LINCOLN ELECTRIC COMPANY

                    PROXY FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
                   (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

  P       The undersigned hereby appoints Donald F. Hastings, H. Jay Elliott
  R       and Frederick G. Stueber, and each of them, as Proxies, with full
  O       power of substitution, to vote and act on behalf of the undersigned
  X       at the Annual Meeting of Shareholders of The Lincoln Electric
  Y Company to be held at the Cleveland Renaissance Hotel on May 28, 1996, at 4:00 p.m., or at any adjournment thereof, on all matters coming before the meeting.

               Election of Directors for term ending 1999           (change of address)
                                                                    ______________________________________
               Nominees: Harry Carlson, David H. Gunning,           ______________________________________
                                                                    ______________________________________
               Edward E. Hood, Jr. and Paul E. Lego                 ______________________________________
                                                                    (If you have written in the above
                                                                    space, please mark the corresponding
                                                                    box on the reverse side of this card.)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS (Item 2).
                                                        _______________
                                                       |               |
                                                       |  SEE REVERSE  |
                                                       |      SIDE     |
                                                       |_______________|

- --------------------------------------------------------------------------------
                                  DETACH CARD

[ X ]  PLEASE MARK YOUR                                   SHARES IN YOUR NAME
       VOTES AS IN THIS
       EXAMPLE.

    DIRECTORS RECOMMEND A VOTE FOR         DIRECTORS RECOMMEND A VOTE FOR
                     FOR      WITHHELD                        FOR     AGAINST    ABSTAIN
1. Election of       [ ]        [ ]        2. Ratification    [ ]      [ ]        [ ]
   Directors                                  of Independent
   (see reverse)                              Auditors

For, except vote withheld from the following nominee(s):

________________________________________________________

                                                                         Change
                                                                           of     [ ]
                                                                         Address

   SIGNATURE(S)_________________________________________________________   DATE __________    In their discretion, the Proxies are
                                                                                              authorized to vote upon
   SIGNATURE(S)_________________________________________________________   DATE __________    such other business as may properly
   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.           come before this meeting.
         When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
                                  DETACH CARD

               THE LINCOLN ELECTRIC EMPLOYEE STOCK OWNERSHIP PLAN

               VOTING INSTRUCTION CARD FOR 1996 ANNUAL MEETING OF
                  SHAREHOLDERS OF THE LINCOLN ELECTRIC COMPANY



    Election of Directors for term ending 1999

    Nominees: Harry Carlson, David H. Gunning, Edward E. Hood, Jr. and
              Paul E. Lego


THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT OR BENEFICIARY.

In its discretion, the Trustee of the ESOP is authorized to vote upon such other business as may properly come before this meeting.
                                                             ________________
                                                            |                |
                                                            |   SEE REVERSE  |
                                                            |       SIDE     |
                                                            |________________|

- --------------------------------------------------------------------------------
                                  DETACH CARD

[ X ]  PLEASE MARK YOUR                                   SHARES IN YOUR NAME
       VOTES AS IN THIS
       EXAMPLE.

    DIRECTORS RECOMMEND A VOTE FOR         DIRECTORS RECOMMEND A VOTE FOR
                     FOR      WITHHELD                        FOR     AGAINST    ABSTAIN
1. Election of       [ ]        [ ]        2. Ratification    [ ]      [ ]        [ ]
   Directors                                  of Independent
   (see reverse)                              Auditors

For, except vote withheld from the following nominee(s):

________________________________________________________

                                                                         Change
                                                                           of     [ ]
                                                                         Address

   SIGNATURE ___________________________________________________________   DATE __________
   NOTE: PLEASE SIGN AND MAIL THIS VOTING INSTRUCTION CARD TO SOCIETY NATIONAL BANK IN THE
         ENCLOSED ENVELOPE -- NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

- --------------------------------------------------------------------------------
                                  DETACH CARD

               THE LINCOLN ELECTRIC EMPLOYEE STOCK OWNERSHIP PLAN

               VOTING INSTRUCTION CARD FOR 1996 ANNUAL MEETING OF
                  SHAREHOLDERS OF THE LINCOLN ELECTRIC COMPANY



    Election of Directors for term ending 1999

    Nominees: Harry Carlson, David H. Gunning, Edward E. Hood, Jr. and
              Paul E. Lego


THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT OR BENEFICIARY.

In its discretion, the Trustee of the ESOP is authorized to vote upon such other business as may properly come before this meeting.
                                                             ________________
                                                            |                |
                                                            |   SEE REVERSE  |
                                                            |       SIDE     |
                                                            |________________|

- --------------------------------------------------------------------------------
                                  DETACH CARD

[ X ]  PLEASE MARK YOUR                                   SHARES IN YOUR NAME
       VOTES AS IN THIS
       EXAMPLE.

    DIRECTORS RECOMMEND A VOTE FOR         DIRECTORS RECOMMEND A VOTE FOR
                     FOR      WITHHELD                        FOR     AGAINST    ABSTAIN
1. Election of       [ ]        [ ]        2. Ratification    [ ]      [ ]        [ ]
   Directors                                  of Independent
   (see reverse)                              Auditors

For, except vote withheld from the following nominee(s):

________________________________________________________

                                                                         Change
                                                                           of     [ ]
                                                                         Address

   SIGNATURE ___________________________________________________________   DATE __________
   NOTE: PLEASE SIGN AND MAIL THIS VOTING INSTRUCTION CARD TO SOCIETY NATIONAL BANK IN THE
         ENCLOSED ENVELOPE -- NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

- --------------------------------------------------------------------------------
                                  DETACH CARD